Exhibit 99.1

Contact: TomoTherapy Incorporated Stephen C. Hathaway, CFO 608-824-2800
TomoTherapy Reports Second Quarter Financial Results
     Revenue Backlog and Value of New Orders at Record Levels; Company
     Reaffirms Full Year Guidance
Madison, Wis. — August 1, 2007 — TomoTherapy Incorporated (NASDAQ: TTPY) today released financial results for the second quarter ended June 30, 2007. TomoTherapy has developed, markets and sells the Hi ·Art® treatment system, an advanced and versatile radiation therapy system for the treatment of a wide variety of cancers.
For the second quarter of 2007, the company reported revenue of $43.7 million, a 37% increase compared to $31.9 million for the second quarter of 2006. The net loss attributable to common shareholders was $103.3 million, or $3.15 per diluted share, compared to a net loss of $20.4 million, or $2.31 per diluted share, for the prior year period. These results include the accretion of redeemable convertible preferred stock of $102.6 million and $22.7 million for the three months ended June 30, 2007 and 2006, respectively. Excluding the preferred stock accretion, the pro forma net loss was $653,000, or $0.01 per diluted share, for the second quarter of 2007, compared to pro forma net income of $2.3 million, or $0.06 per diluted share, for the prior year period.
The value of new sales orders received during the second quarter totaled $82 million, a 30% increase over the second quarter of 2006 and an 84% increase over the first quarter of 2007. As of June 30, 2007, TomoTherapy’s revenue backlog totaled $207 million, a 49% increase over the backlog at June 30, 2006, and a 28% increase over the $162 million of backlog as of March 31, 2007.
“We posted strong year over year revenue growth and believe TomoTherapy gained market share during the quarter,” said Fred Robertson, TomoTherapy’s CEO. “As we have discussed frequently, our financial results are heavily influenced by the readiness of customers to receive the Hi · Art system. We recognize 100% of the revenue related to sales of equipment based on customer acceptance of the system. If a customer’s site is not ready, we cannot complete the installation. During the quarter, we experienced several delivery push-outs due to customer delays in completing the remodeling or new construction of vaults. As a result, revenue from some of the units that we expected to be installed and accepted during the second quarter has been delayed. Those orders remain in backlog and will be converted to revenue in future quarters.
“We were pleased with the record $82 million of new orders received in the second quarter, once again confirming the marketplace’s strong demand for the Hi · Art system. As a result, we now have a record $207 million of revenue backlog. This backlog represents firm customer orders for systems, the majority of which we anticipate should be converted into revenue within the next 12 months. The year is now essentially sold out from a production and delivery standpoint, and we are focused on filling the pipeline for the first half of 2008.”
The company’s gross margin was 33.2% in the second quarter compared to 28.2% in the second quarter of 2006. As expected, gross margins declined sequentially from the first quarter of 2007 due to lower revenue levels and a corresponding reduction in leveraging the fixed cost of the service infrastructure. According to Robertson, the company continues to expect to report at least a 200 basis point improvement in gross margins in 2007 compared to the full year of 2006, as it realizes the benefits of production efficiencies, leveraging its service infrastructure and numerous projects targeted at continuous improvement.
First Half Results
For the first six months of 2007, the company reported revenue of $94.9 million, a 60% increase from $59.3 million for the comparable 2006 period. The net loss attributable to common shareholders was $234.3 million, or $10.71 per diluted share, compared to a net loss of $31.0 million, or $3.55 per diluted share, for the first six months of the prior year. These results include the accretion of redeemable convertible preferred stock of $237.6 million and $31.8 million for the six months ended June 30, 2007 and 2006, respectively. Included in the 2006 net loss was a $2.1 million, or $0.05 per diluted share, after-tax charge for the cumulative effect of a change in accounting principle related to the valuation of preferred stock warrants. Pro forma net income, which excludes the effects of the preferred stock accretion, was $3.2 million, or $0.07 per diluted share, and $0.8 million, or $0.02 per diluted share, for the six months ended June 30, 2007 and 2006, respectively.

The charge for the accretion of redeemable convertible preferred stock represents a non-cash charge to the income statement because preferred stockholders had the option to put their shares back to the company at the shares’ current fair market value. The second quarter charge represents the change in value of those preferred shares based upon the initial public offering (IPO) valuation. This is the final adjustment of this type because the put option was eliminated when those shares converted into common stock at the IPO date. The entire balance in temporary equity has now been rolled into additional paid in capital on the balance sheet.
The company’s gross margin was 38.3% in the first six months of 2007, compared to 28.9% in the prior year period.
Outlook
For fiscal 2007, management continues to expect revenue of $210 to $220 million and pro forma net income per share in the range of $0.15 to $0.20 per diluted share. The expected continued growth of TomoTherapy’s business and the nature of selling a high-priced system can cause the company’s quarterly results to fluctuate significantly.
Said Robertson, “The second quarter orders have increased our confidence in the 2007 guidance. However, our outlook continues to be contingent on customers completing their site preparations in a timely manner, key suppliers providing sufficient quantities of quality components, continued good performance of units in the field, the positive clinical results reported by customers and our ability to commission systems as scheduled.”
Investor Conference Call
TomoTherapy will conduct a conference call on its second quarter 2007 results at 5:00 p.m. EDT today. To hear a live Webcast or replay of the call, visit the investor relations page on the company’s Web site at www.TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-800-659-2032 from inside the United States or 1-617-614-2712 from outside the United States, and enter passcode 71617958. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 73026758. The telephone replay will be available through 12:59 a.m. EDT on Saturday, August 4, 2007.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi · Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi · Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company completed its initial public offering in May 2007, and its stock is traded on the NASDAQ Global Market under the symbol TTPY. To learn more about TomoTherapy, please visit our Web site at www.TomoTherapy.com.
Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of our technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TomoTherapy Incorporated
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$43,715	$31,869	$94,878	$59,331
Cost of revenue	29,191	22,880	58,543	42,200

Gross profit	14,524	8,989	36,335	17,131

Operating expenses:
Research & development	7,692	4,407	14,847	7,864
Selling, general & administrative	9,093	4,989	17,718	8,973

Total operating expenses	16,785	9,396	32,565	16,837

Income (loss) from operations	(2,261)	(407)	3,770	294
Other income (expense), net	1,071	(663)	1,172	(758)

Income (loss) before income tax and cumulative effect of change in accounting principle	(1,190)	(1,070)	4,942	(464)
Income tax expense (benefit)	(537)	(3,365)	1,709	(3,365)

Income (loss) before cumulative effect of change in accounting principle	(653)	2,295	3,233	2,901
Cumulative effect of change in accounting principle	—	—	—	(2,140)

Net income (loss)	(653)	2,295	3,233	761
Accretion of redeemable convertible preferred stock	(102,634)	(22,743)	(237,582)	(31,803)

Net loss attributable to common shareholders	$(103,287)	$(20,448)	$(234,349)	$(31,042)

Net loss per share attributable to common shareholders
Basic and diluted	$(3.15)	$(2.31)	$(10.71)	$(3.55)

Weighted average common shares outstanding used in computing net loss per share attributable to common shareholders
Basic and diluted	32,819	8,844	21,872	8,752

Pro forma net income (loss) per share
Basic	$(.01)	$.06	$.08	$.02

Diluted	$(.01)	$.06	$.07	$.02

Weighted average common shares outstanding used in computing pro forma net income (loss) per share
Basic	43,889	35,354	40,620	35,262

Diluted	43,889	40,768	45,439	40,733

TomoTherapy Incorporated
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	Dec. 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash & investments	$189,319	$20,137
Accounts receivable	33,112	19,050
Inventories	56,115	40,026
Deferred tax assets	4,196	5,982
Other current assets	1,603	1,014

Total current assets	284,345	86,209
Property & equipment, net	17,614	15,469
Test systems, net	5,601	5,349
Intangible assets, net	467	472
Deferred tax assets	2,258	1,815

Total	$310,285	$109,314

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable	$14,044	$13,960
Accrued expenses	19,219	17,974
Customer deposits	24,520	23,103
Deferred revenue	25,265	20,204
Convertible preferred stock warrant liability	—	3,522

Total current liabilities	83,048	78,763

Other non-current liabilities	2,628	2,005

Temporary equity	—	212,663

Total stockholders’ equity (deficit)	224,609	(184,117)

Total	$310,285	$109,314

TomoTherapy Incorporated
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2007	2006
	(Unaudited)
Operating Activities
Net income	$3,233	$761
Adjustments to reconcile income to net operating cash:
Depreciation and amortization	2,940	1,172
Stock-based compensation	1,611	13
Convertible preferred stock warrants	108	2,310
Deferred income tax provision	1,343	(3,477)
Other non-cash items	680	53
Accounts receivable	(14,062)	(4,228)
Inventories	(16,089)	(2,053)
Other current assets	(589)	(4,293)
Accounts payable	84	3,243
Accrued expenses	1,245	(132)
Deferred revenue & customer deposits	6,478	15,102

Net cash provided by (used in) operating activities	(13,018)	8,471

Investing Activities
Purchase of property & equipment	(5,341)	(4,602)

Net cash used in investing	(5,341)	(4,602)

Financing Activities
Notes payable proceeds (payments), net	(48)	893
Proceeds from the issuance of stock, net	187,691	49

Net cash provided by financing	187,643	942

Effect of exchange rate changes on cash	(102)	--

Increase in cash	169,182	4,811
Cash and cash equivalents at beginning of period	20,137	30,396

Cash and cash equivalents at end of period	$189,319	$35,207

TomoTherapy, the TomoTherapy logo and Hi Art are among trademarks or registered trademarks of
TomoTherapy Incorporated.